401(k) Plan for Employees of New England
Business Service, Inc.

Independent Auditors' Report

Financial Statements
Years Ended June 24, 2000 and June 26, 1999
Supplemental Schedule
As of June 24, 2000

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS


                                                               Page

INDEPENDENT AUDITORS' REPORT                                    1

FINANCIAL STATEMENTS AS OF JUNE 24, 2000 AND JUNE 26, 1999 AND FOR THE YEARS THEN ENDED:

 Statements of Net Assets Available for Benefits                2

 Statements of Changes in Net Assets Available for Benefits     3

 Notes to Financial Statements                                 4-11

SUPPLEMENTAL SCHEDULE AS OF JUNE 24, 2000:

 Schedule H, Line 4i  Schedule of Assets Held for Investment
 Purposes at End of Year                                        12

Schedules required under the Employee Retirement Income Security
Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


401(k) Plan for Employees of
 New England Business Service, Inc.:

We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") as of June 24, 2000 and June 26, 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at June 24, 2000 and June 26, 1999, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

This schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

December 1, 2000

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 24, 2000 AND JUNE 26, 1999
--------------------------------------------------------------------

                                           2000            1999
ASSETS:
 Investments, at fair value:
  Common/collective trust             $  8,201,940     $  8,947,651
  New England Business Service, Inc.
   common stock
   (708,883 shares in 2000 and
    511,073 shares in 1999)             11,519,349       15,779,379
  Mutual funds                          54,770,294       46,472,341
  Money market fund                        235,991          372,589
  Loans to participants                  2,223,846        1,935,555
                                     --------------   --------------

      Total investments                 76,951,420       73,507,515

Cash                                           670          310,057
Receivables:
  Accrued income                             2,099           44,190
  Employer contributions                    89,122              -
  Employee contributions                    85,758              -
                                     --------------   --------------

NET ASSETS AVAILABLE FOR BENEFITS     $ 77,129,069     $ 73,861,762
                                     --------------   --------------
                                     --------------   --------------


See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED JUNE 24, 2000 AND JUNE 26, 1999
--------------------------------------------------------------------
                                           2000            1999

ADDITIONS:
 Employee contributions             $   4,883,562    $   5,990,439
 Rollover contributions                   678,515          722,722
 Employer contributions                 5,165,555        4,637,496
 Net (depreciation) appreciation
  in fair value of investments         (3,801,511)       6,479,436
 Interest and dividend income           1,456,832          872,666
 Transfer in from NEBS PAYSOP (Note 1)      -              545,841
                                    --------------   --------------

       Total additions                  8,382,953       19,248,600
                                    --------------   --------------

DEDUCTIONS:
 Benefits paid to participants          5,070,186        4,302,482
 Administrative fees                       45,460           43,351
                                    --------------   --------------

       Total deductions                 5,115,646        4,345,833

                                    --------------   --------------

NET INCREASE                            3,267,307       14,902,767

NET ASSETS AVAILABLE FOR BENEFITS:

 Beginning of year                     73,861,762       58,958,995
                                    --------------   --------------
 End of year                        $  77,129,069    $  73,861,762
                                    --------------   --------------
                                    --------------   --------------

See notes to financial statements.

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF THE PLAN

   The following brief description of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") provides general information only. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

   General Information On October 26, 1984, the Plan Sponsor, New England Business Service, Inc. ("NEBS" or the "Company"), adopted a deferred profit-sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the monies are actually received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan.
   If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan was last amended effective as of July 1, 1999. On June 28, 1998, the plan assets of NEBS Payroll Stock Ownership Plan ("PAYSOP") were transferred to the Plan.

   Eligibility Regular employees are eligible to participate in the Plan the first of the month following the date of hire. For nonregular employees (temporary employees), the employee must complete one year of eligible service (1,000 hours of service). Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

   Administration of the Plan The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The
   Trustee of the Plan is Wells Fargo Bank Minnesota, N.A. ("Wells Fargo"), acquiror of the former trustee, Norwest Bank Minnesota, N.A. Certain administrative costs of the Plan have been assumed by the Company.

   Company Contributions When an employee makes a deferral, the Company will make a matching contribution of shares of its common stock. If the employee has less than five years of service, the matching contribution is equal in value to one-half of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. If the employee has five years or more of service, the matching contribution is equal in value to 100% of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. In addition, the Company contributes 3% of an employee's eligible pay in shares of common stock, to all employees who meet the minimum eligibility requirements.

   Employee Contributions Eligible employees must complete a notice of election to defer receipt of a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 15% of a participant's eligible pay. A participant may change the rate of future deferrals through the Wells Fargo Benefits Helpline.

   Loans to Participants Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not to exceed the lesser of $50,000 or 50% of their vested balance). Effective as of July 1, 1999 the loans will bear an interest rate as determined, from time to time, by the Plan Committee as published in the Plan's loan policy statement. Prior to this, the loans had a market rate of interest equal to the prime lending rate plus two percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time. The loans are collateralized by 50% of the participant's vested account balance.

   Investment of Contributions Company contributions are invested in Company common stock. Employee contributions are invested at the direction of the employee in any combination of the following: (1) Company common stock; (2) mutual and money market funds selected by the Plan Committee; (3) common collective trust income investments such as investment contracts providing a guaranteed interest rate; or (4) any other investments subsequently authorized by the Plan Committee. Employees have the option to move the Company contribution from Company common stock to any of the other investment options at any time subsequent to the initial contributions. Dividends, interest and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. Employee contributions that have not been designated for a particular investment will be invested in the Norwest Stable Return common collective trust.

   Vesting Participants are fully vested with respect to employee contributions. Company contributions made pursuant to the Plan subsequent to July 1, 1997 are vested 20% after completing one year of service, 50% after completing two years of service and 100% after completing three years of service. All Company contributions prior to July 1, 1997 are 100% vested.

   Forfeitures Participants who withdraw from the Plan due to termination of employment will forfeit unvested Company contributions and related earnings. These forfeitures will be used to reduce future Company contributions. If within five years the participant is re-employed by the Company, the forfeitures will be reinstated to the participant.

   Withdrawals and Distributions Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of 15 years. The form of distribution is elected in writing by the employee.

   Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

   Participants' Accounts An account is set up in the name of each participant to record employee and Company matching contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter, participants receive a statement of account, listing contributions, equivalent number of shares of Company common stock in the account and the market value of the investments in the account.

   Plan Amendment and Termination The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the Trustee will distribute the assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Method of Accounting The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis.
   Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

   Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   Investments Investments in Company common stock, mutual and money market funds and common collective trusts are stated at fair value based on quoted market prices. Participant loans are recorded at cost which approximates fair value.

   Reclassification and Adoption of SOP 99-3 The Plan has adopted Statement of Position ("SOP") 99-3, "Accounting for and
   Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters," issued by the American Institute of Certified Public Accountants. As a result, a reclassification has been made to eliminate the by-fund reporting for participant-directed investments in 1999.

   Reclassifications Certain amounts included within the 1999 financial statements have been reclassified to conform to the current year presentation.

   Distributions to Participants Distributions to participants are recorded when paid.



   3. INVESTMENTS

   Investments that represent 5% or more of net assets available for benefits as of June 24, 2000 and June 26, 1999 are as follows:


                                            2000        1999

    Norwest Stable Return Fund
     (common /collective trust)         $ 8,201,940  $ 8,947,651
    Fidelity Contrafund                  17,661,899   15,638,223
    New England Business Service, Inc.
     common stock                        11,519,349   15,779,379
    Dodge & Cox Balanced Fund             8,541,649    8,643,966
    Vanguard Institutional Index Fund    14,409,608   12,310,795
    Wells Fargo Small-Cap
     Opportunities Fund                   5,767,850    3,721,579
    Euro-Pacific Growth Fund              5,425,120        -


   The Plan's investments (including gains and losses on investments bought and sold, as well as held, during the year) depreciated in value by $3,801,511 for the year ended June 24, 2000 and appreciated by $6,479,436 for the year ended June 26, 1999 as follows:

                                             2000        1999
   At fair value based on quoted
    market prices:

    Norwest Stable Return Fund         $    539,287  $   511,640
    Fidelity Contrafund                   1,572,387    2,958,362
    New England Business Service, Inc.
     common stock                        (8,571,551)    (345,639)
    Wells Fargo Strategic Income Fund        61,874      205,936
    Dodge & Cox Balanced Fund              (377,341)     949,552
    Vanguard Institutional Index Fund       815,666    2,062,349
    Wells Fargo Small-Cap
     Opportunities Fund                   1,124,975     (281,489)
    Euro-Pacific Growth Fund              1,033,192      418,725
                                       -------------  ------------
    Total                               $(3,801,511) $ 6,479,436
                                       -------------  ------------
                                       -------------  ------------


   The Plan's principal investments include the following:

   Norwest Stable Return Fund A collective investment trust whose underlying investments include shorter maturity instruments.

   Vanguard Institutional Index Fund Fund invests in equity securities of large domestic companies that comprise the Standard & Poor's 500 Index.

   Wells Fargo Small-Cap Opportunities Fund Fund invests solely in investment assets of smaller companies.

   Fidelity Contrafund  Fund invests in equity securities of U.S.
   and foreign issuers, including those in emerging markets.

   Euro-Pacific Growth Fund Fund invests in stock of companies based outside the U.S.

   Wells Fargo Strategic Income Fund Fund invests in bonds, other fixed-income investments, and stocks.

4. TAX STATUS OF THE PLAN

   The Plan obtained its latest determination letter on February 12, 1996 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The Plan has subsequently been amended; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

   RELATED-PARTY TRANSACTIONS

   Certain plan investments are shares of mutual funds managed by Wells Fargo and Norwest (a subsidiary of Wells Fargo). Wells Fargo is the Trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid to Wells Fargo for the investment management services amounted to $45,464 for the year ended June 24, 2000.

   NONPARTICIPANT-DIRECTED INVESTMENTS

   In 2000 and 1999, the Plan had nonparticipant-directed investments representing loans to participants in the amount of $2,223,846 and $1,935,555, respectively. The amount of interest income on loans for the years ended June 24, 2000 and June 26, 1999 was $204,840 and $191,052, respectively. Additionally, the Plan requires Company contributions to be initially invested within the Company's common stock. The activity within the Company's common stock investment for the years ended June 24, 2000 and June 26, 1999 was as follows:


                                           2000         1999

    Contributions                      $ 5,467,698   $ 5,266,911
    Net depreciation in fair value
     of investments                     (8,571,551)     (345,639)
    Interest and dividend income           508,276       381,491
    Benefits paid to participants          704,194       637,068

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


Schedule H, Line 4I - Schedule of Assets Held For Investment Purposes At End of
Year June 24, 2000

--------------------------------------------------------------------

a)  b)Identity of Issue  c)Description of Investment  d)Cost   e)Value

*   Norwest              Stable Return Fund           $ -      $ 8,201,940

    Fidelity             Contrafund                     -       17,661,899

*   Participant loans    Maturity dates ranging from
                          one to five years at
                          varying interest rates        -        2,223,846

*   New England Business
     Service, Inc.       Common Stock, 708,883 shares   -       11,519,349

*   Wells Fargo          Strategic Income Fund          -        2,964,168

    Dodge & Cox          Balanced Fund                  -        8,541,649

    Vanguard             Institutional Index Fund       -       14,409,608

*   Wells Fargo          Small-Cap Opportunities Fund   -        5,767,850

*   Wells Fargo          Money Market Fund                         235,991

*   Wells Fargo          Euro-Pacific Growth Fund       -        5,425,120

                                                    ---------   -----------

    TOTAL                                           $   -      $76,951,420
                                                    ---------   -----------
                                                    ---------   -----------

* Represents party-in-interest to the Plan.